Exhibit 1.04

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Adjusted EBITDA Increases 25 Percent and Operating Cash Flow Increases 100
Percent in Second Quarter of 2009 Compared to Second Quarter of 2008

Company Successfully Completes IPO of CDC Software as Part of Asset Monetization Strategy

HONG KONG, ATLANTA, August 18, 2009—CDC Corporation (NASDAQ: CHINA), a leading global enterprise software, IT services and new media company, today announced financial results for the quarter ended June 30, 2009. For the second quarter of 2009, revenue and Adjusted EBITDA (a) from continuing operations (b) or Adjusted EBITDA* were (U.S.)$81.7 million and (U.S.)$12.5 million, respectively. This compares to revenue and Adjusted EBITDA of (U.S.)$111.0 million and (U.S.)$10.0 million, respectively, for the second quarter of 2008.

In the second quarter of 2009, CDC Corporation also recorded operating cash flows of (U.S.)$11.2 million a 100 percent increase compared to (U.S.)$5.6 million in operating cash flows in the second quarter of 2008, marking seven consecutive quarters of cash generated from operations. For the second quarter of 2009, net income was (U.S.)$3.2 million, or $0.03 per share, compared to a loss of (U.S.)$10.0 million for the same quarter last year.

For the six months ended June 30, 2009, CDC Corporation reported Adjusted EBITDA of (U.S.)$19.7 million compared to (U.S.)$12.6 million for the same period in 2008. Net income for the six months ended June 30, 2009, was (U.S.)$11.0 million, or $0.09 per share, compared to a loss of (U.S.)$23.1million, or a loss per share of $0.22 for the same quarter last year.

According to Thomson Financial Second Call, Wall Street consensus estimates for CDC Corporation’s Adjusted EBITDA for the second quarter of 2009 were expected to be (U.S.)$5.6 million. With Adjusted EBITDA of (U.S.)$12.5 million in the second quarter of 2009, this marks the seventh consecutive quarter where CDC Corporation has reported quarterly Adjusted EBITDA that has exceeded Wall Street consensus estimates.

“We have completed the first phase of unlocking the value of CDC Corporation through the IPO of CDC Software,” said Peter Yip, CEO of CDC Corporation. “This was a critical first step for the company and we plan to continue unlocking shareholder value with our other operating business units.”

“Furthermore, we are pleased to report a sequential improvement in our revenue from Q1 2009 to Q2 2009, and in addition, post a 25 percent increase in Adjusted EBITDA compared to the same quarter last year, despite a lower revenue base. We were once again able to exceed Wall Street’s Adjusted EBITDA expectations for the quarter and have now exceeded Wall Street consensus for the last seven quarters primarily because of our focus and proactive strategies for right-sizing, improving operational efficiencies, and leveraging our offshore product engineering centers in India and China.

“We also saw a 4 percent improvement in second quarter revenue compared to the first quarter of this year due primarily to the launch of Yulgang 3.0, a solid increase in license bookings compared to the first quarter of 2009, and continued steady sales in our installed base at CDC Software.”

According to Yip, “We were pleased with our Adjusted EBITDA growth as a result of proactive measures to strategically realign operations, which we started more than 12 months ago. We believe our seven consecutive quarters of Adjusted EBITDA growth and solid operating cash flow are indications that CDC Corporation is operating from a strong foundation. When global economic conditions improve, we feel confident that we are well-positioned to take advantage of market opportunities.”

CDC Corporation Consolidated

•	Total revenue for CDC Corporation in the second quarter of 2009 was (U.S.)$81.7 million, a decrease of 26 percent from (U.S.)$111.0 million in the second quarter of 2008.

•	Adjusted EBITDA in the second quarter of 2009 was (U.S.)$12.5 million, an increase of 25 percent from (U.S.)$10.0 million in the second quarter of 2008.

Balance Sheet and Convertible Debentures Update

The company’s balance sheet set forth below, which is dated as of June 30, 2009, remained solid, with Non-GAAP Cash and Cash Equivalents(a) of (U.S.)$142.4 million as of June 30, 2009. As of June 30, 2009, the company had come to terms with all 11 holders of its 3.75 percent senior exchangeable convertible notes due 2011, for the repurchase of approximately 75 percent of the original amount of $168.0 million notes outstanding, equivalent to $125.8 million in principal repurchased, at average prices below par and with no dilutive impact on shareholders. The remaining face value of notes outstanding and not negotiated held by non-affiliates is $42.2 million.

On a pro forma basis, as of June 30, 2009, without taking into account any other changes in net tangible book value after June 30, 2009 other than to give affect to: (i) repurchases of convertible notes after June 30, 2009 and through to date; (ii) adjustment to fair market value of derivative balance related to redemptions of convertible notes; (iii) payment of dividend to minority interest holders at the China.com level; and (iv) the issuance and sale of 4.0 million and 0.8 million of American Depository Shares by CDC Software and CDC Software International Corporation, a wholly owned subsidiary of CDC Corporation, CDC Corporation’s:

•	Pro-forma cash would have been (U.S.)$124.5 million instead of (U.S.)$111.9 million;

•	Working capital surplus would have been (U.S.)$30.0 million instead of working capital deficit of (U.S.)$27.4 million; and

•	Total debt would have been (U.S.)$64.4 million instead of (U.S.)$119.1 million.

Subsidiary Revenue and Operating Metrics Summary

CDC Software

On August 6, 2009, CDC Software, which recently began trading on the NASDAQ Global Market (CDCS), priced its initial public offering of 4,800,000 American depositary shares (the “ADSs”), each representing one share of its class A ordinary shares, at $12.00 per ADS. CDC Software Corporation offered 4,000,000 ADSs and the selling stockholder, CDC Software International Corporation, its parent corporation, and a wholly owned subsidiary of CDC Corporation, offered the remaining 800,000 ADSs in the offering. CDC Corporation now owns approximately 83 percent of CDC Software.

CDC Software had the following results for the three months ended June 30, 2008 and 2009:

	Q2 2008	Q2 2009
Revenue:	(U.S.)$66.8 million	(U.S.)$50.6 million
Adjusted EBITDA:	(U.S.)$11.3 million	(U.S.)$13.7million
Adjusted EBITDA Margin:	17%	27%

Total revenue for CDC Software for the second quarter of 2009 was (U.S.)$50.6 million. License sales declined to (U.S.)$7.8 million from (U.S.)$13.7 million in the second quarter of 2008. However, licenses sales increased 10 percent in the second quarter compared to the first quarter of 2009.

CDC Software is now trading as a separately listed public company on the NASDAQ Global Market under the symbol: CDCS. For a more information regarding the financial performance of CDC Software during the second quarter and first six months of 2009, please see CDC Software’s second quarter 2009 press release located at the company’s website: www.cdcsoftware.com.

CDC Global Services

On a standalone basis, CDC Global Services had the following results for the three months ended June 30, 2008 and 2009:

	Q2 2008	Q2 2009
Revenue:	(U.S.)$29.5 million	(U.S.)$ 18.5 million
Adjusted EBITDA:	(U.S.)$2.5 million	(U.S.)$—
Adjusted EBITDA Margin:	9%	0%

Total revenue for CDC Global Services for the second quarter of 2009 was (U.S.)$18.5 million. Approximately 64 percent of this revenue was derived from the U.S. market while 36 percent was from international sources. Staff utilization for the quarter was 90 percent, which was up from 89 percent in Q1 2009. Furthermore, the company believes that CDC Global Services’ staffing utilization rates are higher than industry averages. CDC Global Services’ profit margins were negatively impacted by investments made in its business process outsourcing centers in India. In addition, CDC Global Services’ revenue and profitability were also negatively impacted during the quarter due to the completion of several large deals.

CDC Global Services’ offerings include platform-specific services for Microsoft and SAP, as well as project management, IT staffing, managed help desk solutions and a full range of outsourced service offerings. CDC Global Services also provides hardware for data collection and RFID through partnerships. Two key attributes of this business unit include an onshore/offshore delivery model for project work, which helps keep costs low for customers while helping to protect margins for the company, and long-term contracts for managed services, which help to provide CDC Global Services with a more predictable revenue stream.

Some of CDC Global Services’ key wins and awards in the second quarter of 2009 included:

•	A three year, (U.S.)$2.0 million contract extension to manage desktop technology for a nationally known managed care operation

•	A large energy delivery company servicing 1.9 million customers signed a (U.S.)$2.0 million contract extension to manage their desk top technology for another two years.

•	A nationally known beer company signed contract for CDC Global Services to implement SAP’s Warehouse Management System at the first of three breweries.

•	CDC Global Services completed one of the few successful implementations in the world for SAP’s Extended Warehouse Management system for an international beverage company.

•	Praxa Limited, a business unit of CDC Global Services, was named to the 2009 Microsoft Dynamics President’s Club and to Microsoft’s 2009 Inner Circle for its dedicated commitment to customers and for its status as a top Microsoft Dynamics partner.

“CDC Global Services’ strategy is heavily focused on returning to profitability through integrating various operations into one unit under a seasoned management team. In addition we want to grow our existing global services businesses by leveraging our customer base and expanding our services offerings through strategic acquisitions,” said Peter Yip, CEO of CDC Corporation.

CDC Games

On a standalone basis, CDC Games had the following results for the three months ended June 30, 2008 and 2009:

	Q2 2008	Q2 2009
Revenue:	(U.S.)$10.7million	(U.S.)$9.5million(b)
Adjusted EBITDA:	(U.S.)$2.6 million	(U.S.)$3.3million
Adjusted EBITDA Margin:	25%	35%

Total revenue from continuing operations(b) for CDC Games during the second quarter of 2009 was (U.S.)$9.5 million. This represents a decrease of approximately 11 percent from the second quarter of 2008, but represents an increase of over 50 percent from the first quarter of 2009.

During the second quarter of 2009, CDC Games launched Yulgang 3.0, a major new version of the company’s most popular game, and the Bloody Sky expansion pack for Shaiya.

CDC Games currently has 160 million registered users and 8.4 million active users with a portfolio of six online games that features diverse styles and appeals to a variety of gaming demographics.

CDC Games plans to continue its diversification strategy with the anticipated late third quarter launch in China of the Lord of the Rings Online (LOTRO), a subscription-based MMORPG that is based on the literary works of J.R.R. Tolkien. Also, CDC Games expects to launch RU Online, a locally developed MMORPG based on the Monopoly game theme, which is planned for launch in November, in China.

CDC Games has just completed a successful stress test on its advanced gaming and billing platforms which exceeded expectations for LOTRO. During the current testing phases of LOTRO, the company has seen significant interest and positive feedback by gamers on the unique music system, detailed scenery, exciting player versus player features, and innovative and more narrative style quests that differ from most MMOs. LOTRO has been rising in the rankings for the most anticipated game in popular search engines and games portals. For instance, on Baidu, China’s most popular search engine, LOTRO was recently ranked #9 as one of the most anticipated games in China.

Since CDC Games has continued its diversification and domestic online games strategy, the company believes that it can maintain a relatively stable, recurring and repeatable revenue base. In addition, the company has made significant improvement in managing operating expenses with the consolidation of the operations and facilities of 17Games and Optic Communications, two companies acquired by CDC Games in 2006 and 2007, respectively. Furthermore, CDC Games believes it has developed a more cost-effective process for effectively launching games, which includes cross promotion and leveraging a combined base of existing players.

“We have seen a significant revenue increase at CDC Games since the launch of Yulgang 3.0,” Yip said. “We also launched the Bloody Sky expansion pack of Shaiya which helped improved metrics for this game. CDC Games is adding a healthy pipeline of domestic games over the next several quarters. Furthermore, we are looking forward to launching LOTRO by the end of the third quarter, which we believe is an ideal time based on the market opportunities currently for a game of this genre and the exciting features which we expect should be well received by gamers,” Yip said.

China.com

Total revenue for China.com from continuing operations(b) during the second quarter of 2009 was (U.S.)$3.1 million, a decrease of approximately 25 percent from the second quarter of 2008.

The company saw increased demand from its customer base for its automobile and games channels. During the quarter, China.com launched two new channels, the “Baby” channel and “Fortune Telling” channel. In the second quarter, China.com entered into new advertising and promotion agreements with major clients including: Haier, Toyota Guangzhou, Intel China, Canon China, L’Oreal China, and Honda Guanghzou. China.com also won a contract from the Municipal government of Jiaxing city in Zhejiang Province to run the first incubation project in China that provides support to promote webgame industries in China including government financial and policy support. Notably, China.com was recently named: “Top Ten Internet Portal in China” and “The Best Content Covering Website for the Beijing Olympics Events,” sponsored by Internet Society of China, China People’s Daily and the State Council Information Office of PRC.

Concluding Remarks

Yip concluded, “Overall, we are pleased with the rebound in revenue and growth in Adjusted EBITDA in the second quarter despite challenging market conditions. The successful IPO of CDC Software was a critical milestone. We are also looking forward to the launch of exciting new online games this year, including domestic games, as well as the highly anticipated LOTRO launch.

“We also believe that executing our strategy to improve cost management, streamlining operations, reducing debt and pursuing a variety of strategic growth opportunities should not only strengthen our balance sheet, but also ultimately help to unlock shareholder value. We remain cautiously optimistic with regard to our long-term prospects since we believe we now have an optimal business and technology platform in place. Furthermore, if the economy continues to improve, we believe we are well positioned to take advantage of market opportunities.”

• CDC Corporation has recently changed the composition of its Adjusted EBITDA measurement, as provided herein, to be consistent with the presentation of Adjusted EBITDA for its subsidiary, CDC Software Corporation. CDC Corporation believes this revised presentation is a useful measure of operating performance. A reconciliation of this revised Adjusted EBITDA measurement to our historical Adjusted EBITDA measurement is provided below.

Conference Call

The company’s senior management will host a conference call for financial analysts and investors on Tuesday, August 18, 2009, at 9:00 am EDT.

USA-based Toll Free Number: +1-(888) 603-6873
International: +1 973 582 2706
Pass code: 23710558
Call Leader: Monish Bahl

This call is being webcast by CCBN and can be accessed at CDC Corporation’s corporate web site at www.cdccorporation.net.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

Instant Replay

For those unable to call in, a digital instant replay will be available after the call until Sept. 1, 2009. U.S. based Toll Free Number: +1 800 642 1687, U.S.-based Toll Number: +1 706 645 9291 Passcode or PIN #: 23710558

(a) Adjusted Financial Measures

This press release includes Adjusted EBITDA from continuing operations and Non-GAAP Cash and Cash Equivalents, which are not prepared in accordance with GAAP (collectively, the “Non-GAAP Financial Measures”). Non-GAAP Financial Measures are not alternatives for measures such as net income, earnings per share and cash and cash equivalents prepared under generally accepted accounting principles in the United States (“GAAP”). These Non-GAAP Financial measures may also be different from non-GAAP measures used by other companies. Non-GAAP Financial Measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP.

Investors should be aware that these Non-GAAP Financial Measures have inherent limitations, including their variance from certain of the financial measurement principals underlying GAAP, should not be considered as a replacement for GAAP performance measures, and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. These supplemental Non-GAAP Financial Measures should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP. Reconciliations of Non-GAAP Financial Measures to GAAP are provided herein immediately following the financial statements included in this press release.

(b) Adjustment for Discontinued Businesses

During the second and fourth quarter of 2008, the mobile value added business of China.com and operations of CDC Games International, respectively, were discontinued. The operations of CDC Games International, a subsidiary of CDC Games Corporation, included operations in the U.S., Japan and Korea. All historical results related to these two businesses have been included in discontinued operations.

(c) SFAS 160 Adoption

As of January 2009, the company adopted SFAS 160, Non-controlling Interests in Consolidated Financial Statements. After the adoption of SFAS 160, net income (loss) is now referred to as net income (loss) attributable to controlling interest on the consolidated statement of operations.

(d) 2008 Revised Quarterly Information

Results provided herein for certain quarters of 2008 may be different than those previously reported in our press releases due to certain year-end adjustments required to be made in connection with the audit of our financial statements for the year ended December 31, 2008. 2008. Such revised financial information for each quarter of 2008 is provided herein.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing,  CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software solutions and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (Enterprise Manufacturing Intelligence)), CDC Ross ERP (enterprise resource planning) and CDC SCM (supply chain management), e-M-Power (discrete manufacturing), CDC Supply Chain (supply chain management, warehouse management and order management), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software also offers a comprehensive portfolio of services that span the life cycle of its software applications. For more information, please visit www.cdcsoftware.com.

About CDC Global Services

CDC Global Services, a business unit of CDC Corporation, provides IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, IT staffing, managed help desk solutions and a full range of outsourced service offerings. CDC Global Services provides hardware for data collection and RFID, through partnerships with some of the industry’s most reputable vendors. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact. For more information on CDC Global Services, visit: www.cdcglobalservices.com.

About CDC Games

CDC Games is a market leader in online and mobile games in China with more than 160 million registered users.  The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the second free-to-play, pay for merchandise FPS (second person shooter) game in China with Special Force.  Currently, CDC Games offers six popular MMO online games in China that include: Digimon RPG, Special Force, Yulgang, Shaiya, Lunia, and Eve Online. For more information on CDC Games, visit: www.cdcgames.net

About China.com Inc.

China.com is a leading operator of Internet portals, serving a broad range of audiences in China. In 2006, it was chosen as the second company to host Google’s Video Adsense which serves video ads targeted at China’s English-speaking audience. China.com also was appointed by the Jilin government as the exclusive web sponsor of the 2007 Asian Winter Games. China.com was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements regarding our beliefs and expectations regarding our plans to unlock shareholder value at our subsidiaries, our beliefs regarding the effects of our proactive strategies for right-sizing, improving operational efficiencies and leverage off-shore resources, our beliefs regarding the stability of our sales to our installed base customers, our beliefs regarding our competitive positioning in the event of a recovery in the global economy, our beliefs regarding the utility of the pro forma financial information provided herein, our beliefs regarding staff utilization rates at CDC Global Services and their comparison to industry averages, our beliefs regarding factors that negatively affected performance at CDC Global Services during the second quarter of 2009, our beliefs regarding the key attribute of our CDC Global Services business and the characteristics of its revenue streams, our expectations and strategies for CD Global Services and the effects thereof, our beliefs regarding our diversification strategy at CDC Games, our expectations regarding planned launches for games at CDC Games and the timing thereof, our beliefs market perceptions of our current and planned games and trends related thereto, our beliefs regarding our ability to maintain stable revenues at CDC Games, our beliefs regarding our processes for launching and marketing games, our beliefs regarding the timing of our anticipated launch of LOTRO, our beliefs regarding our future operating objectives and strategies and the effects thereof on our balance sheet, financial condition and shareholder value, our beliefs regarding our platform strategy and competitive position, our  expectations and estimates regarding our financial performance for future periods and 2009, including revenue, GAAP net income and Adjusted EBITDA, our beliefs regarding the benefit and utility of our presentation of Adjusted EBITDA, our beliefs about the preferences of Yulgang players, our beliefs about our products and games, as well as the characteristics and potential benefits and uses thereof, our beliefs about the continuation of, and any possible results of, our discussions with holders of our convertible notes and communications relating thereto, as well as the completion of any transactions for which we have agreements in place, our beliefs regarding actual and potential savings of interest and cash relating to our convertible notes, our beliefs regarding improvements in Games revenues, our beliefs about future online games offerings at CDC Games and the timing thereof, our beliefs about the nature of revenues, our beliefs regarding China.com’s business and the factors influencing it, our beliefs about our cash position, our efforts with respect to continued cost-savings and our beliefs regarding our marketing, financial, business and competitive position and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions.  These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations in our companies; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful products and services; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (h) the possibility of development or deployment difficulties or delays; (i) the dependence on customer satisfaction with the company’s games, software products and services; (j) continued commitment to the deployment of the products, including enterprise software solutions; (k) risks involved in developing software solutions and integrating them with third-party software and services; (l) the continued ability of the company’s products and services to address client-specific requirements; (m) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (n) risks associated with our convertible debt; and (o) the ability of staff to operate the enterprise software and extract and utilize information from the company’s products and services.  If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.  Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers.  Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2008 on Form 20-F filed on June 30, 2009.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.  Historical results are not indicative of future performance.

CDC Corporation
Unaudited Consolidated Balance Sheets
(Amounts in thousands of U.S. dollars except share and per share data)

	December 31, 2008 (d)	June 30, 2009
ASSETS
Current assets:
Cash	$165,693	$111,871
Restricted cash	4,275	653
Accounts receivable (net of allowance of $8,304 and $8,143 at December 31, 2008 and June 30, 2009, respectively)	72,834	57,913
Available-for-sale securities	33,454	17,297
Deferred tax assets	7,880	8,014
Prepayments and other current assets	11,944	14,200

Total current assets	296,080	209,948
Property and equipment, net	15,392	13,220
Goodwill	155,083	157,259
Intangible assets , net	107,287	96,446
Available-for-sale securities	11,771	12,599
Investments under cost method	996	1,088
Equity investments	10,261	10,261
Deferred tax assets	41,859	42,760
Other assets	5,166	4,916

Total assets	$643,895	$548,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,297	$22,896
Purchase consideration payables	628	419
Income tax payable	4,194	5,672
Accrued liabilities	43,270	35,726
Restructuring accruals, current portion	2,026	2,084
Short-term bank loans	8,265	9,936
Convertible notes	160,961	77,584
Derivatives of convertible notes	41,189	23,418
Deferred revenue	61,977	59,066
Deferred tax liabilities	438	516

Total current liabilities	346,245	237,317
Deferred tax liabilities	27,624	27,656
Long-term debt	—	8,196
Restructuring accruals, net of current portion	239	34
Other liabilities	12,848	13,168

Total liabilities	386,956	286,371
Contingencies and commitments
Shareholders’ equity:
Preferred shares, $0.001 par value; 5,000,000 shares authorized, no shares issued	—	—
Class A common shares, $0.00025 par value; 800,000,000 shares authorized; 118,103,289 and 118,306,380 shares issued as of December 31, 2008 and June 30, 2009, respectively; 106,999,640 and 105,979,250 shares outstanding as of December 31, 2008 and June 30, 2009, respectively	28	28
Additional paid-in capital	722,890	725,088
Common stock held in treasury; 11,103,649 and 12,237,130 shares at December 31, 2008 and June 30, 2009, respectively	(56,118)	(57,227)
Accumulated deficit	(439,030)	(428,075)
Accumulated other comprehensive income	12,726	16,392

Total parent shareholders’ equity	240,496	256,206
Noncontrolling interest	16,443	5,920

Total equity	256,939	262,126

Total liabilities and shareholders’ equity	$643,895	$548,497

CDC Corporation
Unaudited Consolidated Statement of Operations
(Amounts in thousands of U.S. dollars except share and per share data)

	Three months ended
	March 31, 2009	June 30, 2009
REVENUE:
Software	$50,353	$50,609
Global Services	19,830	18,528
CDC Games	6,259	9,457
China.com	2,400	3,060

Total revenue	78,842	81,654
COST OF REVENUE:
Software	24,177	23,705
Global Services	16,202	15,934
CDC Games	5,305	5,388
China.com	1,209	1,301

Total cost of revenue	46,893	46,328

Gross profit	31,949	35,326
Gross margin %	41%	43%
OPERATING EXPENSES:
Sales and marketing expenses	11,304	11,150
Research and development expenses	4,531	4,176
General and administrative expenses	16,887	14,751
Exchange (gain) loss on deferred tax assets	228	(1,412)
Amortization expenses	1,967	1,974
Restructuring and other charges	660	1,430

Total operating expenses	35,577	32,069

Operating income (loss) from continuing operations	(3,628)	3,257
Operating margin %	-5%	4%
Other income (loss), net	15,324	1,405

Income before income taxes	11,696	4,662
Income tax expense	(3,947)	(1,253)

Income from continuing operations	7,749	3,409
Loss from operations of discontinued subsidiaries, net of tax	(203)	(67)

Net income	7,546	3,342
Net (income) loss attributable to noncontrolling interest	160	(93)

Net income attributable to controlling interest	$7,706	$3,249

Basic and diluted earnings per share from continuing operations	$0.07	$0.03

Basic and diluted earnings per share attributable to controlling interest	$0.07	$0.03

Weighted average number of shares – basic	106,887,953	106,203,480
Weighted average number of shares – diluted	106,897,819	106,254,659

CDC Corporation
Unaudited Consolidated Statement of Operations
(Amounts in thousands of U.S. dollars except share and per share data)

	Three months ended June 30,
	2008 (d)	2009
REVENUE:
Software	$66,752	$50,609
Global Services	29,538	18,528
CDC Games	10,660	9,457
China.com	4,090	3,060

Total revenue	111,040	81,654
COST OF REVENUE:
Software	29,161	23,705
Global Services	21,798	15,934
CDC Games	5,825	5,388
China.com	1,945	1,301

Total cost of revenue	58,729	46,328

Gross profit	52,311	35,326
Gross margin %	47%	43%
OPERATING EXPENSES:
Sales and marketing expenses	20,908	11,150
Research and development expenses	6,931	4,176
General and administrative expenses	23,265	14,751
Exchange (gain) loss on deferred tax assets	431	(1,412)
Amortization expenses	3,128	1,974
Restructuring and other charges	2,980	1,430

Total operating expenses	57,643	32,069

Operating income (loss) from continuing operations	(5,332)	3,257
Operating margin %	-5%	4%
Other income (loss), net	(1,646)	1,405

Income (loss) before income taxes	(6,978)	4,662
Income tax expense	(472)	(1,253)

Income (loss) from continuing operations	(7,450)	3,409
Loss from operations of discontinued subsidiaries, net of tax	(2,141)	(67)

Net income (loss)	(9,591)	3,342
Net income attributable to noncontrolling interest	(405)	(93)

Net income (loss) attributable to controlling interest	$(9,996)	$3,249

Basic and diluted earnings (loss) per share from continuing operations	$(0.07)	$0.03

Basic and diluted earnings (loss) per share attributable to controlling interest	$(0.09)	$0.03

Weighted average number of shares – basic	107,456,369	106,203,480
Weighted average number of shares – diluted	107,456,369	106,254,659

CDC Corporation
Unaudited Consolidated Statement of Operations
(Amounts in thousands of U.S. dollars except share and per share data)

	Six months ended June 30,
	2008 (d)	2009
REVENUE:
Software	$125,978	$100,962
Global Services	56,422	38,358
CDC Games	19,223	15,716
China.com	6,335	5,460

Total revenue	207,958	160,496
COST OF REVENUE:
Software	57,177	47,882
Global Services	42,855	32,136
CDC Games	11,399	10,693
China.com	3,071	2,510

Total cost of revenue	114,502	93,221

Gross profit	93,456	67,275
Gross margin %	45%	42%
OPERATING EXPENSES:
Sales and marketing expenses	40,377	22,454
Research and development expenses	12,965	8,707
General and administrative expenses	44,420	31,638
Exchange (gain) loss on deferred tax assets	431	(1,184)
Amortization expenses	6,393	3,941
Restructuring and other charges	3,246	2,090

Total operating expenses	107,832	67,646

Operating loss from continuing operations	(14,376)	(371)
Operating margin %	-7%	0%
Other income (loss), net	(1,813)	16,729

Income (loss) before income taxes	(16,189)	16,358
Income tax expense	(922)	(5,200)

Income (loss) from continuing operations	(17,111)	11,158
Loss from operations of discontinued subsidiaries, net of tax	(5,254)	(270)

Net income (loss)	(22,365)	10,888
Net income (loss) attributable to noncontrolling interest	(750)	67

Net income (loss) attributable to controlling interest	$(23,115)	$10,955

Basic and diluted earnings (loss) per share from continuing operations	$(0.16)	$0.09

Basic and diluted earnings (loss) per share attributable to controlling interest	$(0.22)	$0.09

Weighted average number of shares – basic	107,083,000	108,064,458
Weighted average number of shares – diluted	107,083,000	108,089,694

CDC Corporation
Unaudited Consolidated Statement of Cash Flows
(Amounts in thousands of U.S. dollars)

	Three months ended
	March 31, 2009	June 30, 2009
OPERATING ACTIVITIES:
Net income	$7,546	$3,342
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on disposal/write-off of PPE net of Cash	(13)	92
Loss (gain) on disposal of available-for-sale securities	616	(171)
Gain on purchase of convertible notes	(3,960)	(438)
Bad debt expense	292	447
Amortization of intangible assets	7,168	6,747
Depreciation expense	1,824	1,726
Stock compensation expenses	1,023	810
Deferred income tax provision	4,016	1,141
Exchange loss (gain) on deferred tax assets	228	(1,412)
Amortization of debt issuance costs and debt discount on convertible notes	2,931	266
Fair market value adjustment of derivative instruments	(15,956)	(1,814)
Interest income received on restricted cash	(31)	(19)
Changes in operating assets and liabilities:
Accounts receivable	4,599	10,986
Deposits, prepayments and other receivables	(393)	(1,601)
Other assets	(274)	(396)
Accounts payable	2,451	(3,176)
Accrued liabilities	(6,610)	(1,412)
Deferred revenue	(2,472)	(1,461)
Income tax payable	(1,001)	(2,777)
Other liabilities	161	288

Net cash provided by operating activities	2,145	11,168

INVESTING ACTIVITIES:
Purchases of property, plant & equipment	(623)	(391)
Payment for capitalized software	(892)	(1,203)
Acquisition of cost method investments	(828)	—
Investment in cost method investees (franchise partners)	(38)	—
Proceeds from disposal of available-for-sale securities	15,094	233
Decrease (increase) in restricted cash	7	3,647
Net cash provided in investing activities	12,720	2,286

FINANCING ACTIVITIES:
Issuance of share capital, net of offering costs	376	136
Proceeds from bank loans	226	303
Repayment of bank loans	(2,880)	(2,819)
Repayment of convertible notes	(62,540)	(3,562)
Payment for capital lease obligations	—	(365)
Purchases of treasury stock	(962)	(147)
Dividend distribution by China.com	(10,665)	10
Net cash used in financing activities	(76,445)	(6,444)

Effect of exchange differences on cash	(327)	1,075

Net increase (decrease) in cash and cash equivalents	(61,907)	8,085
Cash at beginning of period	165,693	103,786

Cash at end of period	$103,786	$111,871

CDC Corporation
Unaudited Consolidated Statement of Cash Flows
(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
OPERATING ACTIVITIES:
Net income (loss)	$(9,591)	$3,342	$(22,365)	$10,888
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on disposal/write-off of PPE net of Cash	99	92	133	79
Loss (gain) on disposal of available-for-sale securities	(133)	(171)	(127)	445
Loss on disposal of cost investments	55	—	43	—
Gain on purchase of convertible notes	—	(438)	—	(4,398)
Bad debt expense	1,321	447	1,363	739
Amortization of intangible assets	7,760	6,747	15,636	13,915
Depreciation expense	2,490	1,726	4,574	3,550
Impairment of available for sale securities	(605)	—	(554)	—
Loss from deemed disposal	87	—	87	—
Stock compensation expenses	1,887	810	3,530	1,833
Deferred income tax provision	(512)	1,141	(896)	5,157
Exchange loss (gain) on deferred tax assets	431	(1,412)	431	(1,184)
Amortization of debt issuance costs and debt discount on convertible notes	141	266	631	3,197
Fair market value adjustment of derivative instruments	3,555	(1,814)	5,874	(17,770)
Interest income received on restricted cash	—	(19)	—	(50)
Changes in operating assets and liabilities:
Accounts receivable	(405)	10,986	6,746	15,585
Deposits, prepayments and other receivables	9,137	(1,601)	6,433	(1,994)
Other assets	2,681	(396)	(91)	(670)
Accounts payable	(3,312)	(3,176)	(6,342)	(725)
Accrued liabilities	(2,848)	(1,412)	(3,148)	(8,022)
Deferred revenue	(5,181)	(1,461)	(68)	(3,933)
Income tax payable	543	(2,777)	188	(3,778)
Other liabilities	(2,027)	288	(1,224)	449

Net cash provided by operating activities	5,573	11,168	10,854	13,313

INVESTING ACTIVITIES:
Acquisition, net of cash acquired	(39)	—	(39)	—
Payments for prior year acquisitions	774	—	(649)	—
Purchases of property, plant and equipment	(2,122)	(391)	(2,412)	(1,014)
Purchase of intangible assets	(1,131)	—	(2,831)	—
Payment for capitalized software	(2,386)	(1,203)	(5,285)	(2,095)
Acquisition of investments	—	—	—	(828)
Investment in cost method investees (franchise partners)	(337)	—	(337)	(38)
Proceeds from disposal of available-for-sale securities	25,902	233	59,221	15,327
Proceeds from disposal of subsidiaries, net of tax	364	—	364	—
Decrease in restricted cash	4,850	3,647	4,850	3,654
Other	415	—	—	—

Net cash provided by investing activities	26,290	2,286	52,882	15,006

FINANCING ACTIVITIES:
Issuance of share capital, net of offering costs	615	136	615	512
Proceeds from bank loans	7,348	303	7,348	529
Repayment of bank loans	(8,802)	(2,819)	(30,585)	(5,699)
Repayment of convertible notes	—	(3,562)	—	(66,102)
Payment for capital lease obligations	—	(365)	—	(365)
Purchases of treasury stock	(2,874)	(147)	(2,847)	(1,109)
Dividend distribution by China.com	—	10	—	(10,655)
Other	(119)	—	—	—

Net cash used in financing activities	(3,832)	(6,444)	(25,496)	(82,889)

Effect of exchange differences on cash	1,738	1,075	2,931	748

Net increase (decrease) in cash and cash equivalents	29,769	8,085	41,171	(53,822)
Cash at beginning of period	153,620	103,786	142,218	165,693

Cash at end of period	$183,389	$111,871	$183,389	$111,871

CDC Corporation
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three Months ended
	March 31, 2009	June 30, 2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating income (loss) from continuing operations	$(3,628)	$3,257
Add back restructuring and other charges	660	1,430
Add back depreciation expense	1,784	1,701
Add back amortization expense	1,967	1,974
Add back amortization expense included in cost of revenue	5,201	4,773
Add back stock compensation expenses	1,004	754
Add back exchange (gain) loss on deferred taxes	228	(1,412)

Adjusted EBITDA from continuing operations (1)	$7,216	$12,477

Adjusted EBITDA margin %	9%	15%

CDC Software
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three Months ended
	March 31, 2009	June 30, 2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating income from continuing operations	$5,858	$8,721
Add back restructuring and other charges	431	844
Add back depreciation expense	823	783
Add back amortization expense	1,259	1,028
Add back amortization expense included in cost of revenue	3,892	3,544
Add back stock compensation expenses	181	201
Add back exchange (gain) loss on deferred taxes	228	(1,417)

Adjusted EBITDA from continuing operations (1)	$12,672	$13,704

Adjusted EBITDA margin %	25%	27%

CDC Global Services
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three Months ended
	March 31, 2009	June 30, 2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating loss from continuing operations	$(2,203)	$(2,579)
Add back restructuring and other charges	2,099	1,694
Add back depreciation expense	72	64
Add back amortization expense	469	687
Add back amortization expense included in cost of revenue	5	6
Add back stock compensation expenses	219	85
Add back exchange loss on deferred taxes	—	5

Adjusted EBITDA from continuing operations	$661	$(38)

Adjusted EBITDA margin %	3%	0%

CDC Games Corporation
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three Months ended
	March 31, 2009	June 30, 2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating income (loss) from continuing operations	$(3,076)	$786
Add back restructuring and other charges	(24)	400
Add back depreciation expense	774	765
Add back amortization expense	—	23
Add back amortization expense included in cost of revenue	1,304	1,223
Add back stock compensation expenses	108	133
Add back exchange (gain) loss on deferred taxes	—	—

Adjusted EBITDA from continuing operations	$(914)	$3,330

Adjusted EBITDA margin %	-15%	35%

CDC China.com
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three Months ended
	March 31, 2009	June 30, 2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating loss from continuing operations	$(890)	$(415)
Add back restructuring and other charges	—	—
Add back depreciation expense	102	76
Add back amortization expense	—	—
Add back amortization expense included in cost of revenue	—	—
Add back stock compensation expenses	257	175
Add back exchange (gain) loss on deferred taxes	—	—

Adjusted EBITDA from continuing operations	$(531)	$(164)

Adjusted EBITDA margin %	-22%	-5%

Corporate
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three Months ended
	March 31, 2009	June 30, 2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating loss from continuing operations	$(3,317)	$(3,256)
Add back restructuring and other charges	(1,846)	(1,508)
Add back depreciation expense	13	13
Add back amortization expense	239	236
Add back amortization expense included in cost of revenue	—	—
Add back stock compensation expenses	239	160
Add back exchange (gain) loss on deferred taxes	—	—

Adjusted EBITDA from continuing operations	$(4,672)	$(4,355)

(1) Adjusted EBITDA does not include the adjustment related to capitalized software costs which are credited against research and development expenses in CDC Software statement of operations. Below is a summary of capitalized software credits for the three months ended March 31 and June 30:

	Three months ended
	March 31, 2009		June 30, 2009
Capitalized software credits	$(892	)	$(1,203)

CDC Corporation
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating income (loss) from continuing operations	$(5,332)	$3,257	$(14,376)	$(371)
Add back restructuring and other charges	2,980	1,430	3,246	2,090
Add back depreciation expense	2,391	1,701	4,362	3,485
Add back amortization expense	3,118	1,974	6,485	3,941
Add back amortization expense included in cost of revenue	4,554	4,773	9,038	9,974
Add back stock compensation expenses	1,831	754	3,421	1,758
Add back exchange (gain) loss on deferred taxes	431	(1,412)	431	(1,184)

Adjusted EBITDA from continuing operations (1)	$9,973	$12,477	$12,607	$19,693

Adjusted EBITDA margin %	9%	15%	6%	12%

CDC Software
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating income from continuing operations	$1,457	$8,721	$1,460	$14,579
Add back restructuring and other charges	3,040	844	3,141	1,275
Add back depreciation expense	1,090	783	2,204	1,606
Add back amortization expense	1,742	1,028	3,349	2,288
Add back amortization expense included in cost of revenue	3,620	3,544	6,878	7,435
Add back stock compensation expenses	445	201	789	382
Add back exchange (gain) loss on deferred taxes	(75)	(1,417)	431	(1,189)

Adjusted EBITDA from continuing operations (1)	$11,319	$13,704	$18,252	$26,376

Adjusted EBITDA margin %	17%	27%	14%	26%

CDC Global Services
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating loss from continuing operations	$(744)	$(2,579)	$(3,204)	$(4,783)
Add back restructuring and other charges	2,127	1,694	4,355	3,826
Add back depreciation expense	155	64	285	136
Add back amortization expense	871	687	2,014	1,155
Add back amortization expense included in cost of revenue	—	6	—	11
Add back stock compensation expenses	108	85	182	304
Add back exchange loss on deferred taxes	—	5	—	5

Adjusted EBITDA from continuing operations	$2,517	$(38)	$3,632	$654

Adjusted EBITDA margin %	9%	0%	6%	2%

CDC Games Corporation
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating income (loss) from continuing operations	$589	$786	$32	$(2,290)
Add back restructuring and other charges	102	400	195	377
Add back depreciation expense	743	765	1,541	1,539
Add back amortization expense	269	23	539	23
Add back amortization expense included in cost of revenue	934	1,223	2,160	2,528
Add back stock compensation expenses	—	133	—	241
Add back exchange (gain) loss on deferred taxes	—	—	—	—

Adjusted EBITDA from continuing operations	$2,637	$3,330	$4,467	$2,418

Adjusted EBITDA margin %	25%	35%	23%	15%

CDC China.com
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating loss from continuing operations	$(854)	$(415)	$(2,462)	$(1,305)
Add back restructuring and other charges	—	—	—	—
Add back depreciation expense	72	76	145	178
Add back amortization expense	—	—	—	—
Add back amortization expense included in cost of revenue	—	—	—	—
Add back stock compensation expenses	344	175	696	431
Add back exchange (gain) loss on deferred taxes	—	—	—	—

Adjusted EBITDA from continuing operations	$(438)	$(164)	$(1,621)	$(696)

Adjusted EBITDA margin %	-11%	-5%	-26%	-13%

Corporate
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA
(Amounts in thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating loss from continuing operations	$(5,780)	$(3,256)	$(10,202)	$(6,572)
Add back restructuring and other charges	(2,289)	(1,508)	(4,445)	(3,388)
Add back depreciation expense	331	13	187	26
Add back amortization expense	236	236	583	475
Add back amortization expense included in cost of revenue	—	—	—	—
Add back stock compensation expenses	934	160	1,754	400
Add back exchange loss on deferred taxes	506	—	—	—

Adjusted EBITDA from continuing operations	$(6,062)	$(4,355)	$(12,123)	$(9,059)

(1) Adjusted EBITDA does not include the adjustment related to capitalized software costs which are credited against research and development expenses in CDC Software statement of operations. Below is a summary of capitalized software credits for the three months and six months ended June 30:

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
Subtract capitalized software credit	$(2,385)	$(1,203)	$(5,284)	$(2,095)

CDC Corporate
Unaudited Reconciliation From GAAP Results to Non GAAP Cash
(Amounts in thousands of U.S. dollars)

June 30, 2009
(a) Non GAAP Cash and Cash Equivalents Reconciliation
Cash	$111,871
Add restricted cash	653
Add available for sale securities – current	17,297
Add available for sale securities – long-term	12,599
Non GAAP cash and cash equivalents	$142,420

CDC Corporation
Unaudited Revenue Details
(Amounts in thousands of U.S. dollars)

	Three Months Ended
	March 31, 2009	June 30, 2009
Segment revenue from external customers:
Software:
Licenses	$7,129	$7,826
Maintenance	24,198	24,820
Professional services	18,681	17,304
Hardware	345	659

Total Software	50,353	50,609
Global Services:
Licenses	787	253
Consulting services	17,895	17,246
Hardware	1,148	1,029

Total Global Services	19,830	18,528
CDC Games	6,259	9,457
China.com	2,400	3,060

Total consolidated revenue	$78,842	$81,654

	Three Months Ended June 30,
	2008 (b)	2009
Segment revenue from external customers:
Software:
Licenses	$13,720	$7,826
Maintenance	26,805	24,820
Professional services	25,366	17,304
Hardware	861	659

Total Software	66,752	50,609
Global Services:
Licenses	1,272	253
Consulting services	26,966	17,246
Hardware	1,300	1,029

Total Global Services	29,538	18,528
CDC Games	10,660	9,457
China.com	4,090	3,060

Total consolidated revenue	$111,040	$81,654

	Six Months Ended June 30,
	2008 (b)	2009
Segment revenue from external customers:
Software:
Licenses	$24,133	$14,956
Maintenance	52,368	49,018
Professional services	47,759	35,984
Hardware	1,718	1,004

Total Software	125,978	100,962
Global Services:
Licenses	2,533	1,040
Consulting services	51,941	35,141
Hardware	1,948	2,177

Total Global Services	56,422	38,358
CDC Games	19,223	15,716
China.com	6,335	5,460

Total consolidated revenue	$207,958	$160,496

CDC Corporation
Unaudited Revised Quarterly Consolidated Statement of Operations
(Amounts in thousands of U.S. dollars except share and per share data)

	Three Months
	ended March 31,	Three months ended	Three months ended	Three months ended	Year ended
	2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008
REVENUE:
Software	$59,226	$66,752	$60,511	$54,298	$240,787
Global Services	26,884	29,538	28,791	24,487	109,700
CDC Games	8,563	10,660	12,118	13,560	44,901
China.com	2,245	4,090	2,650	4,697	13,682

Total revenue	96,918	111,040	104,070	97,042	409,070
COST OF REVENUE:
Software	28,016	29,161	26,390	27,263	110,830
Global Services	21,057	21,798	21,727	19,430	84,012
CDC Games	5,574	5,825	7,296	7,758	26,453
China.com	1,126	1,945	1,394	2,066	6,531

Total cost of revenue	55,773	58,729	56,807	56,517	227,826

Gross profit	41,145	52,311	47,263	40,525	181,244
Gross margin %	42%	47%	45%	42%	44%
OPERATING EXPENSES:
Sales and marketing expenses	19,469	20,908	17,560	15,893	73,830
Research and development expenses	6,034	6,931	6,347	6,597	25,909
General and administrative expenses	21,155	23,265	19,491	20,030	83,941
Exchange (gain) loss on deferred tax assets	—	431	353	2,487	3,271
Amortization expenses	3,265	3,128	2,859	2,411	11,663
Restructuring and other charges	266	2,980	626	3,383	7,255
Goodwill impairment	—	—	—	50,201	50,201

Total operating expenses	50,189	57,643	47,236	101,002	256,070

Operating income (loss) from continuing operations	(9,044)	(5,332)	27	(60,477)	(74,826)
Operating margin %	-9%	-5%	0%	-62%	-18%
Other loss, net	(167)	(1,646)	(4,887)	(30,577)	(37,277)

Loss before income taxes	(9,211)	(6,978)	(4,860)	(91,054)	(112,103)
Income tax expense	(450)	(472)	(2,290)	2,044	(1,168)

Loss from continuing operations	(9,661)	(7,450)	(7,150)	(89,010)	(113,271)
Income (loss) from operations of discontinued subsidiaries, net of tax	(3,113)	(2,141)	(2,759)	5,718	(2,295)

Net loss	(12,774)	(9,591)	(9,909)	(83,292)	(115,566)
Net income (loss) attributable to noncontrolling interest	(345)	(405)	(68)	2,182	1,364

Net loss attributable to controlling interest	$(13,119)	$(9,996)	$(9,977)	$(81,110)	$(114,202)